SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) Of The Securities Exchange Act Of 1934

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ADVANCED TECHNICAL PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED TECHNICAL PRODUCTS, INC.
200 Mansell Court, East
Suite 505
Roswell, Georgia 30076

April 24, 2001

Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the “Annual Meeting”) of Advanced Technical Products, Inc. (the “Company” or “ATP”), which will be held on May 10, 2001, beginning at 2:00 p.m. local time, at the Radisson Hotel located at 10740 Westside Parkway, Alpharetta, Georgia 30004.

     The official notice of meeting, proxy statement, form of proxy and 2000 annual report to stockholders are included with this letter. The matters listed on the notice of meeting are described in detail in the proxy statement.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, you are urged to sign and date the enclosed proxy and return it in the enclosed addressed and stamped envelope at your earliest convenience.

     A copy of the Annual Report of the Company accompanies this Proxy Statement.

Very truly yours,

/s/ GARRETT L. DOMINY

Garrett L. Dominy PRESIDENT AND CHIEF EXECUTIVE OFFICER

ADVANCED TECHNICAL PRODUCTS, INC.
200 Mansell Court, East
Suite 505
Roswell, Georgia 30076

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2001

     The 2001 Annual Meeting of Stockholders (the “Annual Meeting”) of Advanced Technical Products, Inc., a Delaware corporation (hereinafter the “Company” or “ATP”), will be held at the Radisson Hotel, 10740 Westside Parkway, Alpharetta, Georgia 30004, on May 10, 2001, at 2:00 p.m. local time to consider and act upon the following matters:

1.	The election of three Class I directors to serve until the Annual Meeting of Stockholders to be held in 2004 and the election of one Class II director to serve until the Annual Meeting of Stockholders to be held in 2002;

2.	The ratification of the appointment by the Board of Directors of ATP (the “Board”) of KPMG LLP as the independent accountants to audit ATP’s financial statements for the Year ending December 31, 2001; and

3.	The transaction of such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only holders of record of the common stock of the Company at the close of business on April 9, 2001 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting for examination by any stockholder.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS REQUESTED THAT THE ENCLOSED FORM OF PROXY BE PROPERLY EXECUTED AND PROMPTLY RETURNED TO THE COMPANY IN THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the Annual Meeting and withdrawing the proxy.

By Order of the Board of Directors,

/s/ James P. Hobt James P. Hobt SECRETARY

Roswell, Georgia April 24, 2001

ADVANCED TECHNICAL PRODUCTS, INC.

PROXY STATEMENT

FOR
2001 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2001

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Advanced Technical Products, Inc., a Delaware corporation (“ATP” or the “Company”), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 10, 2001 beginning at 2:00 p.m. local time at the Radisson Hotel, located at 10740 Westside Parkway, Alpharetta, Georgia 30004, or at any adjournment or postponement thereof. Only holders of ATP common stock, $0.01 par value per share (the “Common Stock”), of record at the close of business on April 9, 2001 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 5,450,473 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

     The accompanying proxy is being solicited by the Board of Directors of the Company (the “Board”). The cost of soliciting your proxy will be borne entirely by the Company, and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company.

     This Proxy Statement and the enclosed proxy form are first being sent to stockholders of the Company on or about April 24, 2001.

VOTING OF PROXIES

     Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company before the Annual Meeting and not revoked. When stockholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the stockholder otherwise specifies therein, the accompanying proxy will be voted (i) FOR the election as directors of the nominees listed under “Election of Directors,” (ii) FOR the ratification of the appointment by the Board of KPMG LLP as the independent accountants to audit ATP’s financial statements for the year ending December 31, 2001; and (iii) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the meeting. The Board does not know of any such other matter or business.

     Any proxy received by the Company may be subsequently revoked at any time before it is actually voted. Proxies may be revoked by any of the following actions: (i) filing a written notice of revocation bearing a date later than the proxy with the Secretary of the Company at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought; (ii) duly executing and submitting, prior to the Annual Meeting, a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company’s executive offices, 200 Mansell Court, East, Suite 505, Roswell, Georgia 30076.

VOTES REQUIRED

     In accordance with the Bylaws of the Company, the presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In accordance with Delaware law and the Bylaws of the Company, a plurality of the votes cast at a meeting at which there exists a quorum is required for the election of directors. Accordingly, the four director nominees receiving the most votes will be elected at the Annual Meeting. In accordance with Delaware law, the majority of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the ratification of KPMG LLP as the Company’s independent accountants. If any other matter should be presented at the Annual Meeting upon which a vote may be taken, it is intended that shares of Common Stock represented by Proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares. Garrett L. Dominy and James P. Hobt, or either of them, each with full power of substitution, have been designated as proxies to vote the shares of Common Stock solicited hereby. Under Delaware law, there are no rights of appraisal or similar rights of dissenters with respect to the matters under consideration at this Annual Meeting.

     A broker non-vote occurs when a nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the particular item under consideration and has not received instructions from the beneficial owner. Under Delaware law, abstaining votes (votes withheld by stockholders who are present and entitled to vote) and broker non-votes are deemed to be present for purposes of determining whether a quorum is present at a meeting. However, abstentions and broker non-votes will not be included in the tabulation of the voting results with respect to the election of directors and therefore will not have any effect on such vote. With respect to any other matter properly brought before the Annual Meeting, abstentions and broker non-votes are not deemed to be votes duly cast, but abstaining votes are deemed to be entitled to vote while broker non-votes are not deemed to be entitled to vote.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation, as amended, authorizes the Board to fix the number of directors from time to time, but the Board of Directors shall not consist of more than twelve persons. The number of directors is currently established at nine. The Board will be established at ten if all directors nominated for election at the meeting are elected. The Restated Certificate of Incorporation of ATP also provides for three classes of directors, designated Class I, Class II and Class III, each currently having three-year terms of office. Each class of directors is to consist of, as nearly as possible, one-third of the total number of directors constituting the entire Board. Except for directors elected to fill vacancies on the Board (whether created by death, resignation, removal or expansion of the Board), the directors of each class will be elected for a term of three years and until their successors have been elected and qualified. At the Annual Meeting, three Class I directors, Mr. Robert C. Sigrist, Mr. Lawrence E. Wesneski and General John H. Tilelli, Jr. (Ret. U. S. Army) are being nominated for election to the Board, each to serve for a three-year term. In addition, Mr. Alan W. Baldwin, previously a Class I Director, is being nominated for election to the Board as a Class II director for a term commensurate with that of the other Class II directors.

     If the enclosed proxy is signed and returned, it will be voted “For” the election of Messrs. Sigrist, Wesneski and General Tilelli, Jr. as Class I directors to serve until the 2004 Annual Meeting of Stockholders and Mr. Baldwin as a Class II director to serve until the 2002 Annual Meeting of Stockholders or until their successors have been duly elected and qualified, unless contrary directions are given therein. However, should any nominee become unavailable or prove unable to serve for any reason, the proxy will be voted for the election of such other person as the Board may select to replace such nominee, unless the Board instead fixes the number of directors at less than ten. The Board has no reason to believe that the nominees will not be available or prove unable to serve.

     The following table sets forth certain information concerning each Class I director nominee, the Class II nominee and the continuing Class II and Class III directors. Except for General Johnnie E. Wilson and General Tilelli, each of the director nominees and continuing directors were designated as directors of ATP effective October 31, 1997 in connection with the consummation of the merger (the “Lunn/TPG Merger”) of TPG Holdings, Inc. (“TPG”) and Lunn Industries, Inc. (“Lunn”) under the name “Advanced Technical Products, Inc.” The age of each director nominee and continuing director, his positions and offices with ATP, the year in which he first became a director of ATP, his business experience during the past five years or more, and the other directorships he holds are shown below. Similar information is provided concerning executive officers who are neither directors nor nominees for election as directors.

CLASS I NOMINEES TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2004

ROBERT C. SIGRIST, 67. Mr. Sigrist served as a director of TPG from August 1995 until October 1997. Prior to that time, Mr. Sigrist served as the President of the Brunswick Technical Group of Brunswick Corporation for seven years.

LAWRENCE E. WESNESKI, 53. Mr. Wesneski is a member of the Audit Committee. Mr. Wesneski has been President and Chief Executive Officer of Hoak Breedlove Wesneski & Co. since August 1996. Mr. Wesneski has been engaged in the investment banking industry for approximately 22 years. Prior to the formation of Hoak Breedlove Wesneski & Co., Mr. Wesneski was president and managing director of Breedlove Wesneski & Co. for ten years. Mr. Wesneski was formerly head of the Southwest Corporate Finance Department of Bear Stearns & Co., Inc., a Managing Director of Corporate Finance at Eppler, Guerin & Turner, Inc., and a member of the Corporate Finance Department at Dean Witter Reynolds, Inc. Mr. Wesneski served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger.

GENERAL JOHN H. TILELLI, JR., (Ret. U.S. Army), 59. General Tilelli is President and CEO of USO Worldwide Operations. General Tilelli retired from the U.S. Army in January 2000, where he served in a number of prestigious command and staff positions. Prior to his retirement, General Tilelli served as Commander-in-Chief of the United Nations Command, Republic of Korea/United States Combined Forces Command, and United States Forces Korea. Other service positions in the U.S. Army included: Commanding General of 1st Cavalry Division during Desert Shield and Desert Storm; Commander, Seventh Army Training Command and Combat Maneuver Training Center; Deputy Chief of Staff for Operations and Plans, Department of the Army; Vice Chief of Staff of the Army; and Commander of United States Army Forces Command.

CLASS II NOMINEE TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2002

ALAN W. BALDWIN, 64. Mr. Baldwin has been the Chief Executive Officer of Copperglass Optical Solutions, a fiber optic components company, since July 2000. From April 1999 to November 1999, Mr. Baldwin was the Chief Executive Officer of Performanceworks, a human resources service company. From November 1997 to March 1999, Mr. Baldwin served as President of Wren Associates, a business consulting firm. From March 1994 through October 31, 1997, Mr. Baldwin served as the Chairman of the Board and Chief Executive Officer of Lunn.

CLASS II CONTINUING DIRECTORS — TERMS EXPIRING 2002

GARRETT L. DOMINY, 55. Mr. Dominy has been President and Chief Executive Officer since February 2000 and Chief Financial Officer, Assistant Secretary and Treasurer from October 1997 to May 2000. Mr. Dominy also served as Executive Vice President, from October 1997 to May 2000. Mr. Dominy served as the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of TPG from June 1995 until the Lunn/TPG Merger. Prior to that time, Mr. Dominy was an audit partner of Arthur Andersen Worldwide.

SAM P. DOUGLASS, 68. Mr. Douglass is a member of the Audit Committee. Mr. Douglass served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Douglass has been Chairman of the Board and Chief Executive Officer of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P., since its formation in September 1983. Mr. Douglass has also been Chairman of the Board and Chief Executive Officer of Equus II Incorporated, an investment company that trades as a closed-end fund on the New York Stock Exchange, and Equus Capital Management Corporation, since their formation in 1983. Since 1978, Mr. Douglass has served as Chairman and Chief Executive Officer of Equus Corporation International, a privately owned corporation engaged in a variety of investment activities.

JOHN M. SIMON, 58. Mr. Simon is a member of the Audit Committee. Mr. Simon has been a Managing Director of Allen & Company Incorporated for more than five years. Mr. Simon is a director of Neurogen Corporation and CoStar Group, Inc. both of which are NASDAQ National Market companies. Mr. Simon was originally elected a director of Lunn in 1993.

CLASS III CONTINUING DIRECTORS — TERMS EXPIRING 2003

JAMES S. CARTER, 65. Mr. Carter is a director of the Company. He served as the Chairman of the Board, President and Chief Executive Officer of the Company from the Lunn/TPG Merger until February 2000. Mr. Carter, served as the President and Chief Executive Officer and as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Carter served as an industry consultant from 1993 to 1995 and Vice President and General Manager of the Composite Structures Division of Alcoa Composites, Inc. from 1989 to 1993. Prior to joining Alcoa Composites, Inc., Mr. Carter was director of Composites with Northrop Corporation for the B-2 Aircraft Group from 1980 to 1989. Mr. Carter began his career in the aerospace industry with the Brunswick Technical Group of Brunswick Corporation in 1956.

GARY L. FORBES, 57. Mr. Forbes was elected Chairman of the Board of the Company in July 2000. Mr. Forbes served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Forbes has been a Vice President of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P. since November 1991. He has been a Vice President of Equus II Incorporated and Equus Capital Management Corporation since December 1991. Mr. Forbes is a director of Consolidated Graphics, Inc. (a NYSE commercial printing company) and NCI Building Systems, Inc. (a NYSE manufacturer of pre-engineered metal buildings).

GENERAL JOHNNIE E. WILSON, (Ret. U.S. Army), 57. General Wilson is the President and Chief Operating Officer of Dimensions International, Inc., an information technology company. General Wilson retired from the U.S. Army in April of 1999 and his last post was as the Commanding General, U.S. Army Materiel Command. Throughout his military career, General Wilson served in a number of prestigious command and staff positions. Prior to serving as Commanding General, U.S. Army Materiel Command, General Wilson served as Deputy Chief of Staff for Logistics, Department of Army Pentagon; Chief of Staff, U.S. Army Materiel Command; Commanding General, Ordnance Center and School, Aberdeen Proving Ground, Md.; Deputy Commanding General, 21st Theater Army Area Command, U.S. Army Europe and 7th Army; Commander, 13th Support Command, Fort Hood, Texas; and Commander, Division Support Command, 1st Armored Division, U.S. Army Europe.

EXECUTIVE OFFICERS

JAMES P. HOBT, 46. Mr. Hobt has been Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since May 2000. Mr. Hobt served as Corporate Controller and Secretary from October 1997 to May 2000. From May 1995 until the Lunn/TPG Merger, Mr. Hobt served as Corporate Controller and Assistant Secretary for TPG. Prior to then, he was the Assistant Controller of the Brunswick Technical Group.

H. DWIGHT BYRD, 63. Mr. Byrd has been Vice President of the Company and President of the Company’s Marion Composites Division since the Lunn/TPG Merger. From April 1995 until the Lunn/TPG Merger, Mr. Byrd served as a Vice President of TPG and President of the Marion Composites Division. During the period from April 1992 to April 1995, Mr. Byrd served as General Manager of Brunswick Corporation’s Marion, Virginia division. During 1991 to April 1992, Mr. Byrd served as Director of Manufacturing for Brunswick’s Mercury Marine Division in Stillwater, Oklahoma.

RICHARD J. RASHILLA, 41. Mr. Rashilla has been Vice President of the Company and President of the Lincoln Composites Division since January 1999. Prior to January 1999, Mr. Rashilla served as Lincoln Composites’ Vice President and General Manager. Mr. Rashilla served as Executive Director of Business Development along with other senior management positions for Brunswick’s Technical Group between 1983 and 1995. These prior assignments included senior positions in the Company’s diversification projects into Natural Gas Vehicle Fuel Tanks and Oil and Gas related products. From 1989 to 1993, Mr. Rashilla was assigned to Brunswick’s Marion, Virginia operation.

BRIAN W. HODGES, 40. Mr. Hodges has been Vice President of the Company and President of the Intellitec Division since May 1998. Prior to May 1998, Mr. Hodges served as Intellitec’s Vice President and General Manager for Defense Products and Vice President of Operations. Mr. Hodges served as Director of Operations in addition to other senior management positions for Brunswick’s Technical Group between 1987 and 1995. Previous to that, Mr. Hodges held supervisory and engineering positions at both Honeywell, Inc. and Texas Instruments, Inc.

MICHAEL KOHLER, 36. Mr. Kohler has been Vice President of the Company and President of the Lunn Industries Division since the Lunn/TPG Merger. From 1994 to 1997, Mr. Kohler served as Director of Engineering for Lunn and, for over three years prior to 1994, served as a quality assurance manager and quality engineer for Lunn.

MEETINGS OF THE BOARD

     The Board met eleven times in 2000, and the average attendance at the aggregate number of Board and committee meetings during such time was 96%. No Director attended fewer than 80% of the aggregate number of meetings of the Board and the committees on which he or she served held during the period for which he was a Director.

COMMITTEES OF THE BOARD

     The Audit Committee is composed entirely of Directors who are not officers or employees of the Company, who, in the opinion of the Board, meet the independence and experience requirements of the Securities and Exchange Commission. The Audit Committee reviews the Company’s accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants. The Audit Committee met three times in 2000. The Audit Committee is governed by a written charter adopted and approved by the Board, a copy of which is attached to this Proxy Statement as Appendix A.

COMPENSATION OF DIRECTORS

     The Chairman of the Board receives $50,000 annually. All other directors who are not employees of the Company receive $25,000 annually. Additionally, non-employee directors who have not previously served on the Board receive a grant under the Advanced Technical Products, Inc. Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”) of options to purchase 7,500 shares of Common Stock upon commencement of their term. On June 15 and December 15 of each year, continuing non-employee directors automatically receive grants under the Non-Employee Director Plan of options to purchase shares of Common Stock. The amount of options granted is determined by dividing $15,000 by the closing market price of the Company’s stock on the date of the grant.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is April 9, 2001. At the close of business on that date, the Company had 5,450,473 shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting.

     The following table sets forth, as of April 9, 2001, the number of shares of the Company Common Stock and the 8% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company (the “the Company Preferred Stock”) beneficially owned by (1) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of the Company Common Stock, (2) each director and each nominee for director, (3) the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers, and (4) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such the Company Common Stock and the Company Preferred Stock.

	COMMON STOCK		PREFERRED STOCK
NAME OF BENEFICIAL OWNER OR GROUP	SHARES	PERCENT	SHARES	PERCENT

American Airlines Fixed Benefit Plan	776,267	14.24%	—	—
Nicholas-Applegate Capital Management (1)	545,800	10.01%	—	—
Alan W. Baldwin (2)	59,500	1.09%	—	—
H. Dwight Byrd (3)	240,517	4.41%	—	—
James S. Carter	295,787	5.43%	—	—
Garrett L. Dominy (4)	222,669	4.09%	—	—
Sam P. Douglass (5)(7)(8)	365,825	6.71%	913,043	91.30%
Gary L. Forbes (6)(7)(8)(9)	314,584	5.77%	913,043	91.30%
James P. Hobt (10)	23,423	*	—	—
Brian W. Hodges (11)	21,828	*	—	—
Richard J. Rashilla (12)	18,138	*
Robert C. Sigrist (8)(13)	66,157	1.21%	21,739	2.17%
John M. Simon (14)	48,050	*	—	—
Lawrence E. Wesneski (8) (15)	151,477	2.78%	15,946	1.59%
Johnnie E. Wilson	—	—	—	—
All directors and executive officers
as a group (14 persons) (16)	1,634,948	30.00%	37,685	3.77%

*	Less than one percent.

(1)	Based on a Schedule 13G Amendment No. 2 dated March 9, 2001.

(2)	Includes 50,000 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted by the Company and 9,500 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted pursuant to the Non-Employee Director Plan.

(3)	Includes 197,191 shares of the Company Common Stock held by the Harvey Dwight Byrd, Sr. Revocable Trust DTD, which Mr. Byrd may be deemed to own as a settlor and trustee of such trust. Mr. Byrd disclaims beneficial ownership of these shares. In addition, includes 926 shares purchased through the 1998 Advanced Technical Products, Inc. Employee Stock Purchase Plan (the “Purchase Plan”), 16,400 shares held upon Mr. Byrd’s behalf as an interest in the Advanced Technical Products, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) and 6,000 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted pursuant to the 1997 Advanced Technical Products, Inc. Stock Option Plan (the “Employee Plan”).

(4)	Includes 926 shares purchased through the Purchase Plan, 10,250 shares held upon Mr. Dominy’s behalf as an interest in the Deferred Compensation Plan and 22,200 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted pursuant to the Employee Plan.

(5)	Includes 203,277 shares of the Company Common Stock that each of the Douglass Trust IV, FBO Preston Douglass, Jr. and the Douglass Trust IV, FBO Brooke Douglass (collectively, the “Douglass Trusts”) may be deemed to beneficially own as a result of their ownership of all of the outstanding common stock of Equus Corporation International (“ECI”). ECI may be deemed to own the 203,277 shares that are beneficially owned by Equus Capital Management Corporation (“ECMC”) as a result of ECI’s ownership of 80% of the common stock of ECMC. ECI disclaims beneficial ownership of those shares. ECMC owns beneficially and of record 11,750 shares of the Company Common Stock. ECMC may also be deemed to beneficially own 191,477 shares of the Company Common Stock that are owned beneficially and of record by Equus Capital Corporation (“ECC”), a wholly-owned subsidiary of ECMC. ECMC disclaims beneficial ownership of these shares. Mr. Douglass is the trustee of the Douglass Trusts. Mr. Douglass, for himself and as trustee of the Douglass Trusts, disclaims beneficial ownership of such shares. In addition, includes 68,362 shares of the Company Common Stock that are owned of record by the Douglass Trust IV, FBO Preston Douglass, Jr. and 68,362 shares of the Company Common Stock that are owned of record by the Douglass Trust IV, FBO Brooke Douglass. Mr. Douglass disclaims beneficial ownership of these shares. In addition, includes 8,187 shares of the Company Common Stock that are owned of record by the Tiel Trust, FBO Sam P. Douglass and 8,187 shares of the Company Common Stock that are owned of record by the Tiel Trust, FBO Paula T. Douglass. Mr. Douglass disclaims beneficial ownership of these shares.

(6)	Includes 203,277 shares of the Company Common Stock that Mr. Forbes may be deemed to beneficially own, including 191,477 shares owned beneficially and of record by ECC and 11,250 shares owned beneficially and of record by ECMC. Mr. Forbes is a vice president of ECC and ECMC. Mr. Forbes disclaims beneficial ownership of these shares.

(7)	Equus Equity Appreciation Fund, L.P. (“EEAF”) owns beneficially and of record 913,043 shares of the Company Preferred Stock. ECMC and ECI may be deemed to beneficially own the 913,043 shares of the Company Preferred Stock owned by EEAF as a result of the relationship described in (1) above. Each of ECMC and ECI disclaim beneficial ownership of these shares. In addition, Mr. Douglass and Mr. Forbes may be deemed to beneficially own the 913,043 shares of the Company Preferred Stock that ECI may be deemed to own as a result of the relationships described in (5) and (6) above. Mr. Douglass and Mr. Forbes disclaim beneficial ownership of these shares.

(8)	Includes 9,500 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted under the Non-Employee Director Plan.

(9)	Includes 14,700 shares held upon Mr. Forbes’s behalf as an interest in the Deferred Compensation Plan.

(10)	Includes 933 shares purchased through the Purchase Plan, 12,000 shares held upon Mr. Hobt’s behalf as an interest in the Deferred Compensation Plan and 10,310 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted pursuant to the Employee Plan.

(11)	Includes 483 shares purchased through the Purchase Plan and 6,989 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted pursuant to the Employee Plan.

(12)	Includes 790 shares purchased through the Purchase Plan, 3,000 shares held upon Mr. Rashilla’s behalf as an interest in the Deferred Compensation Plan and 14,348 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted pursuant to the Employee Plan.

(13)	Includes 56,657 shares of the Company Common Stock held by the Robert C. Sigrist Trust DTD, which Mr. Sigrist may be deemed to own as a trustee of such trust. Mr. Sigrist disclaims beneficial ownership of these shares.

(14)	Includes 32,050 shares of the Company Common Stock that are owned of record by Allen & Company Incorporated. Mr. Simon disclaims beneficial ownership of these shares. In addition, includes 1,500 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted by the Company and 8,000 that may be acquired within 60 days of April 9, 2001 upon exercise of options granted pursuant to the Non-Employee Director Plan.

(15)	Includes 43,382 shares of the Company Common Stock held directly by Mr. Wesneski through a SEPIRA and 98,595 shares held by Breedlove & Wesneski, L.P., of which Mr. Wesneski is a general partner.

(16)	Includes 4,058 shares purchased through the Purchase Plan, 56,350 shares held upon the Company’s directors and officers’ behalf as an interest in the Deferred Compensation Plan and 174,247 shares of the Company Common Stock that may be acquired within 60 days of April 9, 2001 upon exercise of options granted pursuant to the Employee Plan.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table presents information concerning the compensation of the Chief Executive Officer and each of the other most highly compensated executive officers during the 2000 fiscal year (collectively, the “Named Executive Officers”) for services rendered in all capacities to the Company for the fiscal year ended December 31, 2000, as well as the previous two fiscal years:

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
Name	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/Sars ($)	LTIP Payments ($)	All Other Compen- sation ($)(1)
Garrett L. Dominy,	2000	$320,000	$88,010	—	—	45,000	—	$7,056
President and Chief Executive Officer	1999	$274,615	—	—	—	—	—	$6,491
	1998	$240,577	—	—	—	—	—	$6,828

H. Dwight Byrd,	2000	$209,614	$ 7,398	$ 9,440	—	25,000	—	$7,392
Vice President	1999	$190,961	$25,116	$10,551	—	—	—	$6,204
	1998	$175,264	—	$ 1,853	—	—	—	$6,426

Brian W. Hodges,	2000	$153,154	$14,030	$17,264	—	25,000	—	$3,640
Vice President	1999	$137,335	$21,392	$ 3.909	—	—	—	$2,780
	1998	$116,076	—	$ 1,846	—	—	—	$2,351

Richard J. Rashilla,	2000	$142,656	$50,835	$ 2,119	—	25,000	—	$3,024
Vice President	1999	$122,417	$36,817	—	—	—	—	$2,775
	1998	$105,640	—	—	—	—	—	$2,182

James P. Hobt,	2000	$151,100	$25,641	—	—	20,000	—	$3,597
Vice President and Chief Financial Officer	1999	$121,077	$10,000	—	—	—	—	$2,810
	1998	$107,423	—	—	—	—	—	$2,819

(1)	“All Other Compensation” for 2000 for the Named Executive Officers is comprised of the following: (a) Company contributions to retirement savings plans for Messrs. Dominy ($5,250), Byrd ($4,883), Hodges ($3,491), Rashilla ($2,724) and Hobt ($3,222), and (b) the taxable amount of life insurance premiums paid by the Company for Messrs. Dominy ($1,806), Byrd ($2,509), Hodges ($149), Rashilla ($300) and Hobt ($375).

OPTION GRANTS DURING 2000 FISCAL YEAR

     The following table sets forth the options granted during 2000 to the Named Executive Officers pursuant to the Company’s employee stock option plans. The Company did not grant any stock appreciation rights during 2000.

		INDIVIDUAL GRANTS			POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2000	Exercise Price	Expiration Date	0%	5%	10%
Garrett L. Dominy	21,582	5.68%	$3.000	09-12-10	—	$40,719	$103,189
	23,418	6.16%	$3.531	10-12-10	—	$52,006	$131,794

H. Dwight Byrd	11,998	3.16%	$3.000	09-12-10	—	$22,637	$ 57,365
	13,002	3.42%	$3.531	10-12-10	—	$28,875	$ 73,174

Brian W. Hodges	11,998	3.16%	$3.000	09-12-10	—	$22,637	$ 57,365
	13,002	3.42%	$3.531	10-12-10	—	$28,875	$ 73,174

Richard J. Rashilla	11,998	3.16%	$3.000	09-12-10	—	$22,637	$ 57,365
	13,002	3.42%	$3.531	10-12-10	—	$28,875	$ 73,174

James P. Hobt	9,598	2.53%	$3.000	09-12-10	—	$18,109	$ 45,890
	10,402	2.74%	$3.531	10-12-10	—	$23,101	$ 58,541

OPTION EXERCISES DURING 2000 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth the aggregate dollar value of in-the-money, unexercised options held at the end of 2000 by the Named Executive Officers. There were no stock options exercised during 2000 by any of the Named Executive Officers.

	Shares Acquired On	Value Realized	Number Of Securities Underlying Unexercised Options/SARS At Fiscal Year-End		Value Of Unexercised In-The-Money Options/SARS At Fiscal Year End($)
Name	Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Garrett L. Dominy	—	—	22,200	59,800	$ —	$145,059
H. Dwight Byrd	—	—	6,000	29,000	$ —	$ 80,593
Brian W. Hodges	—	—	17,956	31,989	$72,812	$ 98,796
Richard J. Rashilla	—	—	12,438	30,110	$46,515	$ 92,225
James P. Hobt	—	—	8,608	22,902	$41,461	$ 74,839

EMPLOYMENT AGREEMENTS

     Mr. Dominy’s employment agreement provides for a base salary of $325,000 per year as of February 1, 2000 subject to an annual increase based, at a minimum, on the consumer price index for the previous year. Mr. Dominy is also entitled to receive, subject to the discretion of the Board, an annual bonus of up to 75% of his then annual base salary. Mr. Dominy’s employment agreement is terminable by the Company with or without cause; provided that if the Company terminates the employment of Mr. Dominy without cause, Mr. Dominy will be entitled to continue to receive his base salary and incentive bonus for 18 months. Mr. Dominy’s employment agreement also provides that if there is a “change in control” of the Company or a constructive termination of Mr. Dominy without cause, then Mr. Dominy is entitled to a lump-sum payment of a specified amount within 60 days of the effective date of termination. Following any termination of Mr. Dominy’s employment for cause or upon Mr. Dominy’s breach of the terms of his employment agreement, it is expected that Mr. Dominy will be subject to non-disclosure and non-competition covenants for up to two years.

     Messrs. Byrd, Hodges, Rashilla and Hobt each have employment agreements with the Company with terms substantially the same as Mr. Dominy’s agreement, except for: (1) the base salary and (2) the amount the employee will be entitled to receive in the event of termination by the Company without cause, which would be his base salary and incentive bonus for 12 months.

COMPENSATION REVIEW

     The Company’s Board reviews and approves the Company’s total compensation philosophy and programs covering executive officers and key management employees. The Board reviews the performance levels of executive officers and determines the annual base salaries and incentive awards to be paid.

     The Company’s executive compensation program is designed to help the Company attract, motivate and retain the executive resources that the Company needs in order to maximize its return to stockholders. Specifically, the goals of the Company’s executive compensation program are to:

1.	align executive compensation with the interests of the stockholders;

2.	provide compensation packages that are consistent with competitive market norms for companies similar in size, activity and complexity to the Company;

3.	link pay to Company, operating group and individual performance; and

4.	achieve a balance between incentives for short-term and long-term performance.

     The principal elements of compensation provided to executive and other officers of the Company historically have consisted of a base salary, annual incentives and stock option grants. The Committee estimates an executive’s level of total compensation based on information drawn from a variety of sources, including proxy statements, special surveys and compensation consultants. Total compensation is targeted to be competitive at the median level of a peer group of comparable companies.

BASE SALARY

     Salary for the President and Chief Executive Officer is determined by the Board annually, based on review his level of responsibility, experience, expertise and sustained corporate, business and individual performance. The Board exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive awards are designed to focus management’s attention on the performance of the Company, particularly in the short-term. At the beginning of each year, the Board establishes performance goals of the Company for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals. Incentive awards are based upon the achievement of one or more of these goals.

STOCK OPTION PROGRAM

     Each executive officer is eligible to receive a grant of stock options with an exercise price equal to the fair market value of the stock on the grant date. Stock options are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company’s stock. Accordingly, the Board believes that the grant of stock options is a significant method of aligning management’s long-term interests with those of the stockholders of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Dominy, the President and Chief Executive Officer of the Company, is entitled to receive a minimum annual salary of $325,000 pursuant to his employment agreement with the Company. Subject to this minimum, Mr. Dominy’s base salary rate may be adjusted at the discretion of the Board based upon such factors as the Board deems appropriate. Mr. Dominy’s base salary for fiscal 2000 was $325,000. The Board believes that Mr. Dominy’s total compensation is near the median for the chief executive officers of the Company’s peer group.

AUDIT COMMITTEE REPORT

     Management has the primary responsibility for the Company’s financial reporting process, including its financial statements, while the Board is responsible for overseeing the Company’s accounting, auditing and financial reporting practices and the Company’s independent public accountants have the responsibility for the examination of the Company’s annual financial statements, expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and issuing a report thereon. In assisting the Board in fulfilling its oversight responsibility with respect to the Company’s fiscal year ended December 31, 2000, the Audit Committee:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with management and KPMG LLP (“KPMG”), the Company’s independent public accountants;

•	Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended, relating to the conduct of the audit; and

•	Received the written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Audit Committee also discussed KPMG’s independence with KPMG and considered whether the provision of non-audit services rendered by KPMG was compatible with maintaining its independence under Securities and Exchange Commission rules governing the independence of a company’s outside auditors.

     Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2000 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for that year.

     This report is submitted by the members of the Audit Committee.

LAWRENCE WESNESKI SAM DOUGLASS JOHN SIMON

STOCK PERFORMANCE CHART

     Set forth below is a table comparing the cumulative total returns (assuming an investment of $100 on December 31, 1995 and reinvestment of dividends) of the Company, the Standard and Poor’s 500 Composite Stock Index (the “S&P 500 Index”) and the Aerospace/Defense 500 Index. The value of the investment in the Company for the period reflected is based on the market price of the stock of Lunn restated for the 10-to-1 reverse stock split effected by the Lunn/TPG Merger.

	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
The Company	100.00	100.0	141.3	97.3	148.7	69.3
S&P 500 Index	100.00	123.0	164.0	210.8	255.2	232.0
Aerospace/Defense 500 Index	100.00	133.8	137.6	105.5	102.8	162.0

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 28, 1995, TPG loaned James S. Carter, then its President and Chief Executive Officer, $74,925 to help fund Mr. Carter’s acquisition of 35,625 shares of the common stock of TPG, which were then converted into 295,787 shares of the common stock of the Company. Mr. Carter executed a promissory note in favor of TPG, bearing interest at 8% per annum, the principal and interest of which mature on April 28, 2001. The promissory note from Mr. Carter is secured by a stock pledge agreement pursuant to which Mr. Carter pledged his shares to TPG. As of December 31, 2000, an aggregate of $108,891 of principal and accrued and unpaid interest were due and owing under such note.

     On June 1, 1995, TPG loaned Garrett L. Dominy, then its Executive Vice President and Chief Financial Officer, $39,960 to help fund Mr. Dominy’s acquisition of 19,000 shares of the common stock of TPG, which were then converted into 157,753 shares of the common stock of the Company. Mr. Dominy executed a promissory note in favor of TPG, bearing interest at 8% per annum, the principal and interest of which mature on April 28, 2001. The promissory note from Mr. Dominy is secured by a stock pledge agreement pursuant to which Mr. Dominy pledged his shares to TPG. As of December 31, 2000, an aggregate of $57,809 of principal and accrued and unpaid interest were due and owing under such note.

     A director of the Company, John Simon, is also a managing director of Allen & Company, Inc. (“Allen”), which rendered financial advisory services to the Company in 1999, including the preparation of a fairness opinion in connection with a proposed merger of the Company. The Company paid Allen $100,000 in 2000 for financial advisory fees previously earned, but not paid as of December 31, 1999.

SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it with respect to fiscal 2000 and 2001, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been complied with.

PROPOSAL 2: RATIFICATION OF AUDITORS

     The Board has appointed KPMG LLP, independent certified public accountants, to audit ATP’s consolidated financial statements for the year ending December 31, 2001. ATP has been advised by KPMG LLP that neither the firm nor any of its associates has any material relationship with ATP or any of its subsidiaries. In accordance with a resolution adopted by the Board, such appointment is being presented to the stockholders for ratification at the Annual Meeting.

     If this proposal is not approved by a majority vote of the stockholders present, in person or by proxy, at the Annual Meeting or if prior to the Annual Meeting, KPMG LLP shall decline to serve, then the Board will designate another firm to audit the financial statements of ATP for the year ending December 31, 2001 whose continued retention thereafter will be subject to ratification by the stockholders of ATP.

     Fees earned by KPMG LLP for services rendered to the Company for the latest fiscal year are summarized as follows (in thousands):

Audit fees, including expenses	$239
Financial information systems design
and implementation fees	—
All other fees (note 1)	18

Total fees	$257

Note 1: Includes fees for the audit of the Company’s employee benefit plans and miscellaneous services. ATP’s audit committee
              considers these fees compatible with maintaining the auditor’s independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

STOCKHOLDERS’ PROPOSALS

     The Company plans on holding its 2002 Annual Meeting in May 2002. Therefore, stockholders must submit their proposals to the Secretary of the Company, 200 Mansell Court, East, Suite 505, Roswell, Georgia 30076, before December 8, 2001 to be considered for inclusion in the Company’s 2002 proxy material.

MISCELLANEOUS

     The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters.

     The information contained in the Proxy Statement relating to the occupations and security holdings of the directors and officers of the Company and their transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Common Stock is based upon information contained in reports filed by such owner with the SEC.

ANNUAL REPORT AND FINANCIAL INFORMATION

     A copy of the Company’s 2000 Annual Report to Stockholders, which includes a copy of the Company’s annual report on Form 10-K for the year ended December 31, 2000, accompanies this Proxy Statement.

     Nothing contained in the Annual Report to Stockholders is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

By Order of the Board of Directors

/s/ James P. Hobt James P. Hobt, Secretary

Roswell, Georgia
April 24, 2001

APPENDIX A

AUDIT COMMITTEE CHARTER Adopted by the Board of Directors of Advanced Technical Products, Inc.

Purposes:

The purposes of the audit committee are to:

•	Monitor the integrity of the financial statements of the company.

•	Oversee the independence of the company’s independent auditor.

•	Recommend to the board of directors the selection of the independent auditor, evaluate the independent auditor and, where appropriate, recommend the replacement of the independent auditor; it being understood that the independent auditor is ultimately accountable to the board of directors and the audit committee, and that the board of directors and the audit committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to propose the independent auditor for stockholder approval).

Composition:

The audit committee shall be composed of three or more directors, as determined by the board of directors, each of whom shall be meet the independence and financial literacy requirements of the Nasdaq Stock Market, and at least one of whom shall have accounting or related financial management expertise, as the board of directors interprets such qualification in its business judgment.

Unless a chair is designated by the board of directors, the committee members may appoint their own chair by majority vote.

Responsibilities

Recommend to the board of directors the selection of the independent auditor, which shall ultimately be accountable to the audit committee and the board of directors.

Evaluate the written disclosures and the letter that the independent auditor submits to the audit committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor and, if so determined by the audit committee in response to such reports, recommend that the board of directors take appropriate action to satisfy itself as to the independence of the auditor.

Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

Meet with management and the independent auditor to review and discuss the annual financial statements and the report of the independent auditor thereon and, to the extent the independent auditor or management brings any such matters to the attention of the audit committee, to discuss significant issues encountered in the course of the audit work, including restrictions on the scope of activities, access to required information or the adequacy of internal controls.

Review the management letter delivered by the independent auditor in connection with the audit.

Following such reviews and discussions, if so determined by the audit committee, recommend to the board of directors that the annual financial statements be included in the company’s annual report.

Meet at least once each year in separate executive sessions with management and the independent auditor to discuss matters that the committee or either of these groups believes could significantly affect the financial statements and should be discussed privately.

Have such meetings with management as the audit committee deems appropriate to discuss significant financial risk exposures facing the company, and steps management has taken to monitor and control such exposures.

Review significant changes to the company’s accounting principles and practices proposed by the independent auditor or management.

Evaluate the performance of the independent auditor and, if so determined by the audit committee, recommend to the board of directors replacement of the independent auditor.

At the request of company counsel, review with company counsel legal and regulatory matters that may have a significant impact on the company’s financial statements, compliance policies or programs.

Conduct or authorize such inquiries into matters within the committee’s scope of responsibility as the committee deems appropriate. The committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any such inquiries.

Provide minutes of audit committee meetings to the board of directors, and report to the board of directors on any significant matters arising from the committee’s work.

At least annually, review and reassess this charter and, if appropriate, recommend proposed changes to the board of directors.

Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

It is not the responsibility of the audit committee to plan or conduct audits, or to determine whether the company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. It is not the responsibility of the audit committee to conduct inquiries, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws, regulations or company compliance policies or programs.